For more information contact:

Dorrance W. Lamb

SVP and Chief Financial Officer

PT

585-256-0200 ext. 7276

http://www.pt.com

finance@pt.com

PT Regains Compliance

with NASDAQ Listing Rules

ROCHESTER, NY – June 4, 2013 – PT (NASDAQ: PTIX), a leading global provider of advanced network communications solutions, today announced that it has received a letter from The NASDAQ Stock Market (“NASDAQ”) advising that the Company has regained compliance with NASDAQ’s minimum bid price listing requirements.

PT had received a notice of deficiency letter on December 27, 2012 which stated that the Company was not in compliance with NASDAQ’s continued listing requirement under Listing Rule 5450(a)(1) because the bid price of the Company’s common stock had closed below the required minimum $1.00 per share for the previous 30 consecutive business days. NASDAQ notified PT that it could regain compliance if within 180 days the bid price of the Company’s common stock closed at or above $1.00 per share for a period of at least 10 consecutive trading days.

NASDAQ’s letter, dated June 3, 2013, informed the Company that its closing bid price of its common stock had closed at or above the $1.00 minimum bid price for 10 consecutive trading days as of the market close on May 31, 2013, and that NASDAQ now considers the matter closed.

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About PT (www.pt.com)

PT (NASDAQ: PTIX) is a global supplier of advanced, high availability network communications solutions.

Its SEGway™ Diameter and SS7 Signaling Systems provide tightly integrated signaling and advanced routing capabilities and applications that uniquely span the mission critical demands of both existing and next-generation 4G LTE and IMS telecommunications networks. The Company’s IPnexus® Multi-Protocol Gateways and Servers enable a broad range of IP-interworking in data acquisition, sensor, radar, and control applications for aviation, weather and other infrastructure networks. Established in 1981, PT is headquartered in Rochester, NY and markets and sells its products worldwide through its direct sales organization as well as through channel partners that include major telecommunications equipment vendors, government prime contractors and value-added resellers.